EXHIBIT 99.1

                                 PRESS RELEASE
                     FOR RELEASE JULY 31, 2007 AT 4:00 P.M.

                          For More Information Contact
                               Joseph J. Bouffard
                                 (410) 248-9130
                               BCSB Bankcorp, Inc.

          BCSB BANKCORP, INC. AND BALTIMORE COUNTY SAVINGS BANK, F.S.B.
                       APPOINT NEW CHIEF FINANCIAL OFFICER

BALTIMORE - BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, F.S.B., headquartered in Baltimore, Md., announced today that the Board of Directors has appointed Anthony Cole, CPA, as Executive Vice President and Chief Financial Officer. Mr. Cole also was appointed Executive Vice President and Chief Financial Officer of Baltimore County Savings Bank, F.S.B. and Baltimore County Savings Bank, M.H.C. All appointments are effective September 4, 2007.

"Tony makes a valuable addition to BCSB at this exciting time," commented President and CEO Joseph J. Bouffard. "We look forward to utilizing his experience and expertise as we move the Bank forward."

Mr. Cole, age 46, was formerly the Senior Vice President/Chief Financial Officer of Bay Net Financial, Inc. until that company was acquired by Sterling Financial Corporation of Pa. During his seven-year tenure at Bay Net, Mr. Cole served as a key participant in the formation of a new financial institution and unitary thrift holding company which included a private placement stock offering. Mr. Cole also helped manage the company to profitability in less than three years. In addition to CFO, Mr. Cole also functioned as security officer, stock transfer agent and BSA/OFAC officer.

Prior to his position at Bay Net, Mr. Cole was the chief financial officer at several Baltimore financial institutions including Atlantic Federal Savings Bank from December 1988 to May 1996. Mr. Cole began his career in 1982 at KPMG, LLP.

Mr. Cole holds a bachelor's degree from University of Baltimore and resides in Millersville, Md.

Founded in 1955, Baltimore County Savings Bank operates under its holding company, BCSB Bankcorp, Inc. BCSB provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998. For more information, visit www.baltcosavings.com.
                   ---------------------

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, and local and national economic factors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.